Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

THIRD QUARTER 2019 RESULTS

New York, NY – November 7, 2019 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the third quarter 2019.

Highlights

•	Net loss for the third quarter was $11.1 million, or $0.38 per share, compared to a net loss of $47.8 million, or $1.64 per share, in the third quarter of 2018. Net loss for the quarter reflects the impact of a gain on vessel sales of $1.5 million and $0.4 million of charges related to a $10 million prepayment on the 2017 Term Loan Facility. Net loss excluding these items was $12.1 million, or $0.41 per share
•	Time charter equivalent (TCE) revenues(A) for the third quarter were $65.8 million, compared to $51.3 million in the third quarter of 2018.
•	Adjusted EBITDA(B) for the third quarter was $23.8 million, compared to $6.3 million in the same period of 2018.
•	Cash(C) was $124.2 million as of September 30, 2019; total liquidity was $174.2 million, including $50.0 million undrawn revolver, compared to cash of $117.6 million and total liquidity of $167.6 million as of December 31, 2018.
•	Sold 49.9% ownership interest in our LNG joint venture with Qatar Gas Transport Company Ltd. (Nakilat) for $123 million in cash in October.
•	Made prepayments of $10 million in July and $100 million in October on the 2017 Term Loan Facility using restricted cash set aside from the proceeds of vessel sales and a portion of the proceeds from the sale of the stake in the Company’s LNG joint venture.
•	Completed the program to dispose of our six 2004-built MRs with the sale of the final vessel in the series, which was delivered to the buyer in July.
•	Subsequent to quarter end, agreed to sell a 2002-built Aframax, the Seaways Portland.
•	Agreed to charter-in a 2006-built Panamax for a two-year period commencing in August.
•	Tankers International expanded its global presence with the opening of an office within the New York offices of International Seaways to meet the needs of an increasing volume of U.S. customers.

“Towards the end of the third quarter, the tanker market reached an inflection point, as we realized initial benefits from the IMO 2020 low sulfur regulations, which together with geopolitical and broader macro factors led to significantly higher crude tanker rates on fixtures in September and October,” said Lois K. Zabrocky, International Seaways’ President and CEO. “As we progress in the fourth quarter, we expect the rate environment to remain robust, supported by factors such as seasonal demand strength, incremental IMO 2020 demand, and decreased vessel supply. With a sizeable fleet and significant operating leverage, we expect to continue capitalizing on favorable tanker prospects into 2020, as overall tanker fundamentals are anticipated to remain attractive and the impact of IMO 2020 becomes more pronounced.”

Ms. Zabrocky continued, “We have recently completed a number of initiatives that have led to INSW unlocking significant value for shareholders and strengthening our commercial prospects. Drawing on our successful and ongoing relationship with Nakilat, we monetized our interest in our LNG joint venture. This transaction marked an important accomplishment that enabled us to significantly enhance our balance sheet and furthers our disciplined and accretive capital allocation strategy. We facilitated Tankers International’s expansion of its footprint with the opening of an office in our New York headquarters, which is expected to further Tankers International’s leadership and strengthen INSW’s ability to take advantage of increasing U.S. Gulf exports.”

1

Jeff Pribor, the Company’s CFO, added, “We used a substantial portion of our LNG joint venture sale proceeds to prepay $100 million of the 2017 Term Loan facility, which has a current interest rate in excess of 8%, enabling us to decrease interest expense on an annual basis by approximately $8.2 million and reduce net loan to value from approximately 45% at September 30 to below 37% on a proforma basis. Going forward, we will continue to seek opportunities to optimize our balance sheet and lower our cost of capital. We remain well positioned to further implement our capital allocation strategy in a strengthening market.”

Third Quarter 2019 Results

Net loss for the third quarter of 2019 was $11.1 million, or $0.38 per diluted share, compared to a net loss of $47.8 million, or $1.64 per diluted share, in the third quarter of 2018. The decreased loss in the third quarter of 2019 primarily reflects higher TCE revenues, lower vessel expenses, and a $18.8 million decrease in losses on disposal of vessels and other property, including impairments. Net loss for the nine months ended September 30, 2019 was $16.7 million, or $0.57 per share, compared to a net loss of $95.9 million, or $3.29 per share, for the nine months ended September 30, 2018.

Consolidated TCE revenues for the third quarter of 2019 were $65.8 million, compared to $51.3 million in the third quarter of 2018. Shipping revenues for the third quarter of 2019 were $71.3 million, compared to $60.9 million in the third quarter of 2018. Consolidated TCE revenues for the nine months ended September 30, 2019 were $222.3 million, compared to $150.1 million in the prior year period. Shipping revenues for the nine months ended September 30, 2019 were $242.2 million, compared to $169.8 million in the prior year period.

Adjusted EBITDA was $23.8 million for the quarter, compared to $6.3 million in the third quarter of 2018. Adjusted EBITDA was $92.5 million for the nine months ended September 30, 2019, compared to $22.1 million for the nine months ended September 30,2018.

Crude Tankers

TCE revenues for the Crude Tankers segment were $49.4 million for the current quarter compared to $40.3 million in the third quarter of 2018. This increase primarily resulted from the impact of higher average rates in the VLCC, Suezmax and Aframax sectors, with spots rates climbing to approximately $22,400, $18,500, and $15,300 per day, respectively, aggregating approximately $10.5 million. The balance of the increase in TCE revenues was substantially attributable to higher activity in the Company’s Lightering business in the third quarter 2019, which accounted for an increase of $1.3 million in TCE revenues. Partially offsetting the TCE revenue increase was a $3.9 million decrease in TCE revenue due to a 316-day reduction in VLCC and Aframax revenue days, which was driven primarily by the sales of a 2001-built VLCC and a 2001-built Aframax in October 2018, the re-deployment of the Company’s 2002-built Aframax into its Crude Tankers Lightering business and 52 incremental drydock and repairs days in these fleets in the current quarter. Shipping revenues for the Crude Tankers segment were $54.9 million for the third quarter of 2019 compared to $49.9 million in the third quarter of 2018. TCE revenues for the Crude Tankers segment were $167.0 million for the nine months ended September 30, 2019, compared to $104.0 million for the same period last year. Shipping revenues for the Crude Tankers segment were $186.7 million for the nine months ended September 30, 2019, compared to $123.4 million for the same period last year.

2

Product Carriers

TCE revenues for the Product Tankers segment were $16.4 million for the current quarter, compared to $10.9 million in the third quarter of 2018. This increase primarily resulted from the impact of higher average daily blended rates earned by the LR1, LR2 and MR fleets, with spot rates rising to approximately $15,500, $17,300 and $11,400 per day, respectively, increasing TCE revenues by approximately $6.6 million in the aggregate compared to the third quarter of 2018. This was partially offset by a decline in revenue days accounting for $1.1 million arising from the net impact of (i) a 371-day decrease in MR revenue days in the current period, resulting primarily from the sales of four MRs between the fourth quarter of 2018 and the third quarter of 2019 and the redelivery of one MR to its owner during the third quarter of 2019, partially offset by (ii) a 161-day increase in LR1 revenue days in the current period primarily driven by the commencements of a six-month time charter-in of a 2010-built LR1 in May 2019 and a two-year time charter-in of a 2006-built LR1 in August 2019. Shipping revenues for the Product Carriers segment were $16.4 million for the third quarter of 2019, compared to $11.0 million in the third quarter of 2018. TCE revenues for the Product Carriers segment were $55.3 million for the nine months ended September 30, 2019, compared to $46.1 million in the 2018 nine-month period. Shipping revenues for the Product Carriers segment were $55.4 million for the nine months ended September 30, 2019, compared to $46.4 million for the same period last year.

Vessel Sales and Charters-in of Vessels

During the third quarter, the Company sold and delivered a 2004-built MR to its buyer.

Subsequent to quarter end, agreed to sell a 2002-built Aframax, the Seaways Portland, for delivery to buyers sometime between December 2019 and January 2020.

Additionally, the Company exercised an option to extend the charter-in on a 2006-built MR for an additional 6-month period expiring in February 2020; and agreed to charter-in a 2006-built Panamax for a two-year period.

Sale of Ownership Interest in LNG Joint Venture

On October 7, 2019 the Company sold its 49.9% ownership interest in its joint venture with Qatar Gas Transport Company Ltd. (Nakilat) (“Nakilat”), which owns four liquefied natural gas (“LNG”) carriers, to Nakilat for $123 million in cash.

Debt Prepayment

On July 31, 2019, the Company made a prepayment of $10 million on the 2017 Term Loan Facility, together with a 1% prepayment fee. On October 8, 2019, the Company made a further prepayment of $100 million on the outstanding balance of its 2017 Term Loan Facility, together with a 1% prepayment fee. These prepayments used restricted cash set aside from the proceeds of vessel sales and a portion of the proceeds from the sale of the interest in the LNG joint venture. These prepayments will result in a $9.0 million decrease in cash interest expense on an annual basis and $1.9 million in the fourth quarter of 2019, compared with the third quarter of 2019, based on current interest rates, as well as a reduction in future quarterly amortization payments from $6.1 million to $4.6 million.

Conference Call

The Company will host a conference call to discuss its third quarter 2019 results at 9:00 a.m. Eastern Time (“ET”) on November 7, 2019.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on November 7, 2019 through 11:59 p.m. ET on November 14, 2019 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10136297.

3

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 42 vessels, including 13 VLCCs, two Suezmaxes, six Aframaxes/LR2s, 12 Panamaxes/LR1s and 7 MR tankers. Through joint ventures, it currently has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2018 for the Company, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

4

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$46,278	$36,721	$158,628	$105,836
Time and bareboat charter revenues	7,638	5,932	19,699	20,453
Voyage charter revenues	17,362	18,273	63,835	43,524
Total Shipping Revenues	71,278	60,926	242,162	169,813

Operating Expenses:
Voyage expenses	5,470	9,673	19,838	19,747
Vessel expenses	30,350	34,433	91,634	102,619
Charter hire expenses	14,381	10,739	44,599	30,085
Depreciation and amortization	18,961	19,317	56,708	53,745
General and administrative	6,449	5,434	19,519	17,527
Provision for credit losses, net	(18)	-	1,259	-
Third-party debt modification fees	-	(9)	30	1,293
(Gain)/loss on disposal of vessels and other property, net of impairments	(1,472)	17,360	28	17,193
Total operating expenses	74,121	96,947	233,615	242,209
(Loss)/income from vessel operations	(2,843)	(36,021)	8,547	(72,396)
Equity in income of affiliated companies	8,474	5,338	24,559	22,500
Operating income/(loss)	5,631	(30,683)	33,106	(49,896)
Other income/(expense)	284	220	2,159	(3,964)
Income/(loss) before interest expense and income taxes	5,915	(30,463)	35,265	(53,860)
Interest expense	(17,010)	(17,320)	(51,986)	(42,027)
Loss before income taxes	(11,095)	(47,783)	(16,721)	(95,887)
Income tax provision	-	(3)	-	(11)
Net loss	$(11,095)	$(47,786)	$(16,721)	$(95,898)

Weighted Average Number of Common Shares Outstanding:
Basic	29,249,233	29,154,366	29,217,188	29,130,435
Diluted	29,249,233	29,154,366	29,217,188	29,130,435

Per Share Amounts:
Basic and diluted net loss per share	$(0.38)	$(1.64)	$(0.57)	$(3.29)

5

Consolidated Balance Sheets
($ in thousands)
	September 30,	December 31,
	2019	2018
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$68,383	$58,313
Voyage receivables	75,458	94,623
Other receivables	4,108	5,246
Inventories	3,428	3,066
Prepaid expenses and other current assets	5,266	5,912
Current portion of derivative asset	-	460
Total Current Assets	156,643	167,620

Restricted Cash	55,839	59,331
Vessels and other property, less accumulated depreciation	1,284,758	1,330,795
Deferred drydock expenditures, net	19,742	16,773
Total Vessels, Deferred Drydock and Other Property	1,304,500	1,347,568
Operating lease right-of-use assets	36,580	-
Investments in and advances to affiliated companies	271,655	268,322
Long-term derivative asset	-	704
Other assets	3,332	5,056
Total Assets	$1,828,549	$1,848,601

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$29,951	$23,008
Current portion of operating lease liabilities	13,463	-
Current installments of long-term debt	51,013	51,555
Current portion of derivative liability	3,288	707
Total Current Liabilities	97,715	75,270
Long-term operating lease liabilities	20,530	-
Long-term debt	716,736	759,112
Long-term derivative liability	9,553	1,922
Other liabilities	1,893	2,442
Total Liabilities	846,427	838,746

Equity:
Total Equity	982,122	1,009,855
Total Liabilities and Equity	$1,828,549	$1,848,601

6

On January 1, 2019, the Company adopted the provisions of ASU 2016-02, Leases (ASC 842), using the modified retrospective transition approach. Accordingly, the condensed consolidated balance sheet as of September 30, 2019 reflects right of use assets of $36,580 and corresponding lease liabilities aggregating $33,993. The adoption of this new standard did not have an impact on our lease expenses for the three and nine months ended September 30, 2019.

Consolidated Statements of Cash Flows
($ in thousands)
	Nine Months Ended September 30,
	2019	2018
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(16,721)	$(95,898)
Items included in net loss not affecting cash flows:
Depreciation and amortization	56,708	53,745
Loss on write-down of vessels and other assets	-	17,367
Amortization of debt discount and other deferred financing costs	5,373	4,434
Deferred financing costs write-off	343	2,400
Stock compensation, non-cash	2,912	2,203
Earnings of affiliated companies	(24,945)	(22,965)
Other – net	538	436
Items included in net loss related to investing and financing activities:
Loss/(gain) on disposal of vessels and other property, net	28	(174)
Loss on extinguishment of debt	100	1,295
Cash distributions from affiliated companies	10,214	39,767
Payments for drydocking	(13,539)	(3,968)
Insurance claims proceeds related to vessel operations	967	5,125
Changes in operating assets and liabilities	21,378	(1,920)
Net cash provided by operating activities	43,356	1,847
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(9,797)	(135,215)
Proceeds from disposal of vessels and other property, net	15,762	132,886
Expenditures for other property	(406)	(333)
Investments in and advances to affiliated companies, net	2,104	2,891
Repayments of advances from affiliated companies	4,836	95,987
Net cash provided by investing activities	12,499	96,216
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	-	70,266
Extinguishment of debt	(10,000)	(62,069)
Premium on extinguishment of debt	(100)	-
Payments on debt	(38,531)	(52,596)
Cash paid to tax authority upon vesting of stock-based compensation	(369)	(410)
Other – net	(277)	-
Net cash used in financing activities	(49,277)	(44,809)
Net increase in cash, cash equivalents and restricted cash	6,578	53,254
Cash, cash equivalents and restricted cash at beginning of year	117,644	70,606
Cash, cash equivalents and restricted cash at end of period	$124,222	$123,860

7

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended September 30, 2019 and the comparable period of 2018. Revenue days in the quarter ended September 30, 2019 totaled 3,529 compared with 4,063 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $689 and $628 per day for the three months ended September 30, 2019 and 2018, respectively.

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers

VLCC
Average TCE Rate	$22,434	$-		$13,891	$-
Number of Revenue Days	1,068	-	1,068	1,237	-	1,237
Suezmax
Average TCE Rate	$18,470	$-		$17,138	$-
Number of Revenue Days	184	-	184	184	-	184
Aframax
Average TCE Rate	$15,342	$-		$12,576	$-
Number of Revenue Days	368	-	368	515	-	515
Panamax
Average TCE Rate	$7,846	$13,772		$10,010	$11,593
Number of Revenue Days	92	551	643	184	462	646
Total Crude Tankers Revenue Days	1,712	551	2,263	2,120	462	2,582
Product Carriers
LR2
Average TCE Rate	$17,253	$-		$8,868	$-
Number of Revenue Days	87	-	87	92	-	92
LR1
Average TCE Rate	$15,475	$-		$9,514	$-
Number of Revenue Days	506	-	506	345	-	345
MR
Average TCE Rate	$11,430	$-		$7,425	$5,294
Number of Revenue Days	673	-	673	952	92	1,044
Total Product Carriers Revenue Days	1,266	-	1,266	1,389	92	1,481
Total Revenue Days	2,978	551	3,529	3,509	554	4,063

The average rate achieved by the Company’s modern VLCCs during the quarter ended September 30, 2019 is $24,039 per day compared with $15,398 per day in the quarter ended September 30, 2018. Further, revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies. One Panamax tanker operating in the spot market traded outside of the Panamax International pool during drydock positioning.

8

Fleet Information

As of September 30, 2019, giving proforma effect to our sale of the interest in the LNG joint venture, INSW’s owned and operated 42 vessels, 34 of which were owned, 6 of which were chartered in, and 2 FSOs were held through joint venture partnerships.

	Vessels Owned		Vessels Chartered-in		Proforma total at September 30, 2019
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	13	13.0	-	-	13	13.0	3,950,110
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	3	3.0	2	2.0	5	5.0	562,943
Panamax	7	7.0	-	-	7	7.0	487,490
Crude Tankers	27	26.0	2	2.0	29	28.0	6,181,453

LR2	1	1.00	-	-	1	1.0	109,999
LR1	4	4.00	1	1.0	5	5.0	368,082
MR	4	4.00	3	3.0	7	7.0	354,880
Product Carriers	9	9.00	4	4.0	13	13.0	832,961

Total Operating Fleet	36	35.0	6	6.0	42	41.0	7,014,414

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

9

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2019	2018	2019	2018
Time charter equivalent revenues	$65,808	$51,253	$222,324	$150,066
Add: Voyage expenses	5,470	9,673	19,838	19,747
Shipping revenues	$71,278	$60,926	$242,162	$169,813

(B) EBITDA and Adjusted EBITDA

EBITDA represents net (loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net loss as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2019	2018	2019	2018
Net loss	$(11,095)	$(47,786)	$(16,721)	$(95,898)
Income tax provision	-	3	-	11
Interest expense	17,010	17,320	51,986	42,027
Depreciation and amortization	18,961	19,317	56,708	53,745
EBITDA	24,876	(11,146)	91,973	(115)
Third-party debt modification fees	-	(9)	30	1,293
(Gain)/loss on disposal of vessels and other property,
net of impairments	(1,472)	17,360	28	17,193
Write-off of deferred financing costs	343	128	343	2,400
Loss on extinguishment of debt	100	-	100	1,295
Adjusted EBITDA	$23,847	$6,333	$92,474	$22,066

10

(C) Total Cash

	September 30,	December 31,
($ in thousands)	2019	2018
Cash and cash equivalents	$68,383	$58,313
Restricted cash	55,839	59,331
Total Cash	$124,222	$117,644

11